Exhibit 23.1

Consent of Independent Certified Public Accountants

Roper Industries, Inc.
Employees’ Retirement Savings 003 Plan
Duluth, Georgia

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-71094, and 333-35672) pertaining to Roper Industries, Inc., of our report dated October 12, 2004, with respect to the 2003 financial statements and schedule of the Roper Industries, Inc. Employees’ Retirement Savings 003 Plan included in this Roper Industries, Inc. Employees’ Retirement Savings 003 Plan Annual Report on Form 11-K for the year ended December 31, 2003.

BDO Seidman, LLP
Atlanta, Georgia
April 21, 2005